Exhibit 99.1

F O R    I M M E D I A T E    R E L E A S E
N  E  W  S
FROM

Contact:	Bank Mutual Corporation
NASDAQ:  BKMU
Michael T. Crowley Jr.
Chairman, President and Chief Executive Officer
414-354-1500

Michael W. Dosland
Chief Financial Officer
414-354-1500

BANK MUTUAL CORPORATION REPORTS EARNINGS

FOR THE SECOND QUARTER OF 2009 AND

SIX MONTHS ENDED JUNE 30, 2009

Milwaukee, Wisconsin
July 23, 2009

Bank Mutual Corporation (NASDAQ: BKMU) reported net income in the second quarter of 2009 of $3.8 million or $0.08 per diluted share compared to $4.3 million or $0.09 per diluted share in the same quarter last year.   Net income for the six month period ended June 30, 2009, was $11.0 million or $0.23 per diluted share compared to $9.3 million or $0.19 per diluted share in the same period last year.  Results for 2009 were negatively impacted by a $1.6 million non-recurring special assessment from the Federal Deposit Insurance Corporation (“FDIC”) in the second quarter.   The after tax impact of this special assessment was approximately $930,000 or $0.02 per diluted share.

Reported net income during the second quarters of 2009 and 2008 represented a return on average assets (“ROA”) of 0.44% and 0.48%, respectively, and a return on average equity (“ROE”) of 3.78% and 4.13%, respectively.    For the six month periods, reported net income represented an ROA of 0.63% and 0.53% in 2009 and 2008, respectively, and an ROE of 5.46% and 4.43% in the same periods, respectively.

Michael T. Crowley, Jr., Chairman, President, and Chief Executive Officer of Bank Mutual Corporation (“Bank Mutual”) commented, “Our second quarter results of operations benefited from strong mortgage loan originations and sales activity, as well as additional gains on sales of certain long-term, fixed-rate securities.  Recent increases in interest rates, however, may limit future earnings from both of these sources.”  Mr. Crowley added, “As we expected, though, our net interest income declined in the second quarter relative to both the previous quarter and the second quarter of last year.  Our operating results continued to be impacted by high levels of liquidity, reduced loan demand, and lower yields on reinvested cash flows as we prepare Bank Mutual for what we believe will be higher rates in the future.”

Net interest income for the three months ended June 30, 2009, declined by $231,000 or 1.3% compared to the same period in 2008.   This decline was principally the result of a $49.9 million or 1.5% decrease in average earning assets that was only partially offset by a nine basis point improvement in interest rate spread.  On a year-to-date basis, net interest income increased by $1.9 million or 5.5% in the current year relative to the same six months in 2008.  This improvement was primarily attributable to a declining interest rate environment which resulted in a 25 basis points improvement in interest rate spread between the six month periods.  The impact of this development was partially offset by a $43.6 million or 1.3% decrease in average earning assets in 2009 relative to 2008.

In recent periods Bank Mutual has experienced increased levels of liquidity due to reduced loan demand and increased repayment activity in its loan and securities portfolios.  These developments were attributable to a general deterioration in economic conditions, as well as a historically low interest rate environment that has resulted in increased refinancing of adjustable-rate residential and home equity loans into fixed-rate residential loans, which Bank Mutual typically sells in the secondary market.  In an effort to reduce its exposure to the negative effects of higher interest rates in the future, Bank Mutual has reinvested cash flows from these sources in variable-rate or medium-term securities.  Such investments typically have lower yields than longer-term, fixed-rate loans and securities.   As a result of these developments, Bank Mutual expects that its interest rate spread may decline modestly in the near term.  Bank Mutual has also managed its liquidity position in recent periods by reducing the rates it offers on its certificates of deposits and certain other deposit accounts, which has resulted in a $57.6 million or 2.7% decrease in deposit liabilities during the six months ended June 30, 2009.  Management expects this trend to continue in the near term.

Also affecting the comparison of net interest income between the 2009 and 2008 periods was a decline in the ratio of average earning assets to average interest-bearing liabilities.  The decline in this ratio was principally the result of Bank Mutual’s stock repurchases, which are funded by cash flows from increases in interest-bearing liabilities, decreases in earning assets, or a combination of the two.   The comparison of diluted earnings per share between the 2009 and 2008 periods was positively affected by Bank Mutual’s stock repurchase program.   Due principally to such repurchases, the weighted average number of diluted shares outstanding declined by 2.4% and 2.6% during the three and six month periods ended June 30, 2009, compared to the same periods in 2008.  Bank Mutual regularly reviews its capital position, market conditions, and the cost of funds to determine whether share repurchases are appropriate.

The provision for loan losses was $472,000 in the quarter just ended compared to $67,000 in the same period last year.  Year-to-date, the provision was $3.6 million in 2009 compared to $223,000 in 2008.  During the first quarter of 2009 Bank Mutual recorded a $1.3 million provision for loss against a $9.1 million loan secured by a completed condominium development project and a $576,000 loss on an apartment complex for which Bank Mutual accepted a deed in lieu of foreclosure during that period.  Bank Mutual also established $466,000 in specific loss allowances on a number of smaller commercial real estate and commercial business loans in the first quarter and recorded nearly $600,000 in additional loss provision to reflect management’s general concerns regarding continued deterioration in economic conditions and declines in real estate values.    There were no increases in specific loss allowances in the most recent quarter.  However, as a result of deteriorating economic conditions, Bank Mutual experienced an increase in loan charge-off activity in its portfolio of residential and consumer loans, which accounts for most of the increase in the loan loss provision for the second quarter of 2009 compared to the same period in 2008.

Gains on sales of loans increased by $2.4 million or approximately 440% during the three months ended June 30, 2009, compared to the same period in 2008.   Year-to-date, gains on loan sales increased $5.4 million or approximately 400% in 2009 compared to the previous year.  During the six months ended June 30, 2009, sales of one- to four-family mortgage loans were $415.1 million compared to $98.4 million during the same period of 2008.  Sales increased substantially in 2009 as a result of a historically low interest rate environment that encouraged many borrowers to refinance higher-rate loans into loans at lower rates.  In addition, adjustable-rate borrowers were incented to refinance their loans into fixed-rate loans.  As a result of this behavior, Bank Mutual’s one- to four-family mortgage loan originations were $457.5 million during the first six months of 2009, compared to $126.0 million during the same period in 2008.   Most of these originations were fixed-rate mortgages.  Bank Mutual’s policy is to sell substantially all of its fixed-rate, one- to four-family mortgage loan originations in the secondary market.   As a result of increases in market interest rates in recent weeks, management expects loan origination and sales activity to decline during the remainder of 2009, which is likely to result in lower gains on sales of loans in the near term.

Loan-related fees and servicing revenue was $16,000 and $333,000 for the three months ended June 30, 2009 and 2008, respectively.  For the six-month periods, loan-related fees and servicing revenue was a negative $316,000 in 2009 compared to a positive $269,000 in 2008.  Low interest rate environments typically cause an increase in actual mortgage loan prepayment activity, which generally results in an increase in the amortization of mortgage servicing rights (“MSRs”).  During the six months ended June 30, 2009 and 2008, MSR amortization expense, which is netted against loan-related fees and servicing revenue, was $1.9 million and $906,000, respectively.  The negative impact of this increase was partially offset by the positive impact of an increase in the value of Bank Mutual’s MSRs due to a modest increase in mortgage interest rates near the end of the second quarter.   Higher interest rates typically result in lower expectations for future loan prepayment activity, which has a positive impact on the value of MSRs.   As of June 30, 2009, Bank Mutual had a valuation allowance of $369,000 against MSRs with a gross book value of $6.7 million.  These amounts compared to a valuation allowance of $822,000 against a gross book value of $4.5 million as of December 31, 2008.  The net recovery in the valuation allowance of $453,000 in 2009 was recorded in loan-related fees and servicing revenue.  In the prior year, a $174,000 increase in the valuation allowance in the first quarter was recovered in its entirety in the following quarter when interest rates increased in the second quarter of 2008, similar to 2009.

If market interest rates for one- to four-family loans continue to increase and/or loan prepayment expectations decrease in future periods, Bank Mutual could recover all or a portion of its previously established allowance on MSRs, as well as record reduced levels of MSR amortization expense.  Alternatively, if interest rates decrease and/or prepayment expectations increase, Bank Mutual could potentially record additional charges to earnings related to increases in the valuation allowance on its MSRs.  In addition, amortization expense could remain elevated due to likely increases in loan prepayment activity.

As of June 30, 2009, Bank Mutual serviced $924.4 million in loans for third-party investors compared to $728.4 million at December 31, 2008.  This increase was a result of the substantial increase in one- to four-family loans originated and sold in the secondary market, as previously described.

Gains on investment activities were $610,000 in the second quarter of 2009 compared to a loss of $1.1 million in the second quarter of 2008.  For the six month periods, gains were $2.7 million in 2009 compared to $351,000 in 2008.  Results for the six month periods of 2009 and 2008 are net of $831,000 and $2.1 million, respectively, in other-than-temporary impairment (“OTTI”) charges related to one of Bank Mutual’s mutual fund investments.  This mutual fund invests primarily in mortgage-related securities,  none of which are secured by sub-prime mortgages, but a portion of which are secured by interest-only mortgages, option-payment mortgages, and other “Alt-A” mortgages.  Bank Mutual has recorded a total of $8.7 million in impairment charges on this mutual fund since the fourth quarter of 2007, although no additional impairment was recorded in the second quarter of 2009.  The $2.1 million charge recorded in 2008 occurred in the second quarter of that year.  Given the significant uncertainty and illiquidity that exists in the markets for securities secured by these types of loans, Bank Mutual may be required to record future impairment charges against this investment, although there can be no assurances.  This investment had a remaining book value of $20.8 million at June 30, 2009 (after impairment charges).

Excluding the OTTI losses described in the previous paragraph, gains on investment activities were $610,000 in the second quarter of 2009 compared to $1.0 million in the same period in 2008.  Year-to-date, these gains were $3.5 million in 2009 and $2.5 million in 2008.  During the six months ended June 30, 2009, Bank Mutual sold $174.5 million in long-term, fixed-rate, mortgage-related securities, the proceeds of which were reinvested primarily in adjustable-rate government agency mortgage-backed securities (“MBSs”) and other medium-term government agency securities.  Management considered these actions to be prudent in light of its expectations that interest rates may trend higher in the future.   Gains on investment activities during the first six months of 2008 resulted from the sale of $392.4 million in mortgage-related securities in that period.

Other non-interest income declined by $264,000 or 14.7% during the three months ended June 30, 2009, compared to the same period in 2008.  For the six month periods the decline was $552,000 or 14.9% from 2008 to 2009. These declines were primarily attributable to a decrease in earnings from Bank Mutual’s investment in bank-owned life insurance (“BOLI”), the yield on which has been adversely impacted by a lower interest rate environment since last year.

Total non-interest expense increased by $2.9 million or 18.1% during the three months ended June 30, 2009, compared to the same period in 2008.  The increase between the six month periods in these years was $3.7 million or 11.8%.  Results in 2009 included the impact of higher FDIC deposit insurance premiums.   Beginning in the current year the FDIC raised its regular premium rates for all financial institutions by a substantial amount.  As a result, Bank Mutual’s regular deposit premium expense, which is included as a component of other non-interest expense, increased from $123,000 in the first six months of 2008 to $1.2 million in the same period in 2009.    This increase in regular FDIC premiums will continue to affect Bank Mutual's expenses in future periods.   Other non-interest expense in the second quarter of 2009 also included a $1.6 million non-recurring special assessment from the FDIC, as previously noted.  This special assessment was charged to all FDIC-insured financial institutions in the second quarter, although it will not be paid until September 30, 2009.  In Bank Mutual’s case, the assessment was 0.05% of total assets less Tier 1 capital at June 30, 2009.

Excluding FDIC deposit premiums and the special assessment, all other non-interest expenses for the second quarter of 2009 increased $548,000 or 3.5% in the aggregate from the same quarter in the prior year; the increase for the six month periods was $1.1 million or 3.5%.   These increases were due to normal annual merit increases in employee compensation, an increase in the number of personnel employed by Bank Mutual, and an increase in expenses associated with increased residential loan production, as previously discussed.  Also contributing was an increase in expenses related to the number of Bank Mutual office locations.  Bank Mutual opened one new office in the third quarter of 2008.

Income tax expense was $2.6 million during the second quarter of 2009 compared to $2.1 million in the same quarter of 2008.  Year-to-date, income tax expense was $4.2 million in 2009 compared to $4.6 million in 2008.  In the first quarter of 2009 Bank Mutual recorded a $1.8 million tax benefit related to the elimination of a valuation allowance it had established against a deferred tax asset in prior years.   The deferred tax asset related to Wisconsin net operating loss carryovers for which management was unable to determine whether it was more likely than not that the tax benefits would be realized in future periods.   In the first quarter of 2009 Wisconsin law was amended from a system that taxed each affiliated entity separately to a form of combined reporting.  As a result of this change, management determined that Bank Mutual’s Wisconsin net operating losses that had not been recognized in prior periods would be realizable, resulting in a one-time tax benefit of $1.8 million in the first quarter of 2009.

Excluding the impact of the one-time tax benefit described in the previous paragraph, Bank Mutual’s income tax expense for the six months ended June 30, 2009, would have been $6.0 million.  This amount represented an effective tax rate (“ETR”) of 39.5% compared to 32.9% in the same period last year.   This increase was caused by the amendment of the Wisconsin law described above, which became effective January 1, 2009.  Prior to this amendment, the state of Wisconsin imposed a corporate franchise tax on the separate taxable incomes of the members of Bank Mutual’s consolidated income tax group, excluding its out-of-state investment subsidiaries.   However, beginning January 1, 2009, Bank Mutual's consolidated income tax group is subject to combined reporting, which results in Wisconsin taxes being imposed on the earnings of its out-of-state investment subsidiaries.  Accordingly, Bank Mutual’s ETR increased relative to prior periods.  Management expects the current period ETR to be representative of the rate in future periods, although there can be no assurances.

As previously discussed, originations of one- to four-family mortgage loans increased significantly during the six months ended June 30, 2009.  Despite this development, Bank Mutual’s portfolio of one- to four-family loans declined from $881.3 million at December 31, 2008, to $736.6 million at June 30, 2009.  This decline was caused by increased refinancing of adjustable-rate mortgage loans by borrowers (which Bank Mutual typically retains in portfolio) into fixed-rate mortgage loans (which Bank Mutual generally sells in the secondary market).   Although Bank Mutual expects this trend to continue in the near term, increases in mortgage interest rates near the end of the second quarter may result in smaller declines in the portfolio of one- to four-family loans in future periods.  However, there can be no assurances.

Multi-family and commercial real estate mortgage loan originations were $26.7 million in the aggregate during the six months ended June 30, 2009, compared to $102.8 million during the same period in 2008.  In addition, commercial business loan originations for the first six months of 2009 were $19.0 million compared to $21.7 million for the same period in 2008.  Although Bank Mutual continues to emphasize originations of these types of loans, originations have declined in recent periods due to a general deterioration in economic conditions, as well as Bank Mutual’s conservative underwriting standards.   Primarily as a result of lower origination activity, Bank Mutual’s aggregate portfolio of multi-family and commercial real estate mortgage loans declined from $466.3 million at December 31, 2008, to $453.8 million at June 30, 2009.  Furthermore, its portfolio of construction and development loans declined by $17.8 million or 11.2%.  Bank Mutual’s portfolio of commercial business loans increased modestly, from $49.6 million to $51.4 million during the six months ended June 30, 2009.

Consumer loan originations, including fixed-term home equity loans and lines of credit, were $38.4 million for the first six months of 2009 compared to $54.2 million during the same time-frame in 2008.  Lower origination activity in 2009 was primarily the result of declining demand due to slower economic growth, as well as smaller increases, or even decreases, in home values, which has had a negative impact on homeowners’ equity.   This reduced origination activity resulted in a decline in Bank Mutual’s consumer loan portfolio from $338.1 million at December 31, 2008, to $293.4 million at June 30, 2009.   Also contributing to this decline was a historically low interest rate environment which encouraged many borrowers to refinance their home equity loans or lines of credit and other consumer loans into first mortgage loans during the period.  Many of these borrowers reestablished home equity lines of credit with Bank Mutual in accordance with its established lending standards, but had not drawn substantial amounts on these lines as of the end of the second quarter.

In light of current economic conditions and recent loan origination activity, management expects growth in all categories of Bank Mutual’s loan portfolio to be slow or negative in the near term, although there can be no assurances.

Bank Mutual’s cash and cash equivalents increased from $112.9 million at December 31, 2008, to $149.6 million at June 30, 2009.  This increase was purposeful and reflects management’s belief that it is prudent to increase Bank Mutual’s liquidity and future flexibility in light of recent developments in financial markets, as well as management’s expectations for higher interest rates in the future.

Bank Mutual’s available-for-sale securities portfolio increased by $96.0 million or 7.6% in the aggregate during the six months ended June 30, 2009.  This increase was primarily caused by the purchase of $582.7 million in securities consisting principally of adjustable-rate government agency MBSs and other medium-term government agency securities.   These purchases were offset in part by $174.5 million in sales of long-term, fixed-rate MBSs, as previously described, as well as $115.4 million in securities that were called by their issuers during the period.  In addition, Bank Mutual’s mortgage-related securities portfolio experienced an increase in prepayment activity during the period due to lower interest rates.

Bank Mutual classifies all of its securities as available-for-sale.  Changes in the fair value of such securities are recorded through accumulated other comprehensive loss (net of deferred income taxes), which is a component of shareholders’ equity.  During the six months ended June 30, 2009, the fair value adjustment on Bank Mutual’s available-for-sale securities improved from a net unrealized loss of $19.7 million at December 31, 2008, to a net unrealized loss of $11.9 million at June 30, 2009.   This improvement was due in part to an increase in the fair value of Bank Mutual’s portfolio of private-label collateralized mortgage obligations (“CMOs”).    At June 30, 2009, Bank Mutual’s portfolio of private-label CMOs had a carrying value of $120.7 million, net of unrealized losses of $17.8 million.  These amounts compared to a carrying value of $128.6 million at December 31, 2008, net of unrealized losses of $29.1 million.   Bank Mutual’s private-label CMOs were originally purchased from 2004 to early 2006 and are generally secured by prime residential mortgage loans.  These securities were all rated “triple-A” by various credit rating agencies at the time of their original purchase.  However, in recent periods, a portion of the portfolio with a carrying value of $40.4 million was downgraded to “single-A” or “triple-B” by one or more rating agency, and one security with a carrying value of $5.1 million was downgraded to “double-B” (or its equivalent) by the rating agencies.  Although the fair value of Bank Mutual’s private-label CMOs improved since December 31, 2008, the market for these securities has remained depressed in response to stress and illiquidity in the financial markets and a general deterioration in economic conditions.    Although mindful of these developments, management has determined that it is unlikely Bank Mutual will not collect all amounts due according to the contractual terms of these securities.  As such, management has determined that none of Bank Mutual’s private-label CMOs are other-than-temporarily impaired as of June 30, 2009.  However, collection is subject to numerous factors outside of Bank Mutual’s control and a future determination of OTTI could result in significant losses being recorded through earnings in future periods.

Deposit liabilities decreased $57.6 million or 2.7% during the six months ended June 30, 2009, to $2.07 billion compared to $2.13 billion at December 31, 2008.  Within the deposit liability portfolio, core deposits (checking, savings, and money market accounts) increased $6.5 million or 0.8% and certificates of deposit decreased $64.1 million or 4.8%.   As previously described, Bank Mutual has reduced the rates it offers on its certificates of deposits and certain other deposit accounts in recent periods in an effort to manage its overall liquidity.   As a result of these efforts, the weighted average cost of deposits declined by 51 basis points during the six months ended June 30, 2009.

Borrowings, which consist of advances from the Federal Home Loan Bank (“FHLB”) of Chicago, remained substantially unchanged from December 31, 2008, to June 30, 2009.  As of the end of the most recent quarter substantially all of Bank Mutual's FHLB advances were subject to significant prepayment penalties if repaid prior to their stated maturity.

Bank Mutual’s ratio of shareholders’ equity to total assets was 11.60% at June 30, 2009, compared to 11.45% at December 31, 2008, and 11.60% at June 30, 2008.  During 2009 the positive effects of Bank Mutual’s earnings and a decline in its accumulated other comprehensive loss were only partially offset by dividend payments and stock repurchases, resulting in modest increase in shareholders’ equity.

Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes.  As of March 31, 2009 (the last date for which information was available prior to this release), the Bank’s total risk-based capital ratio was 20.6% and its Tier 1 capital ratio was 9.8%.  The minimum percentages to be “adequately capitalized” under current supervisory regulations are 8% and 4%, respectively.  The minimums to be “well capitalized” are 10% and 5%, respectively.

Bank Mutual has paid 34 consecutive quarterly cash dividends since its initial stock offering.  Cash dividends paid in the second quarters of 2009 and 2008 were $0.09 per share in each period.   Dividends paid for the six months ended June 30, 2009 and 2008, were $0.18 per share in each period.  While Bank Mutual’s capital remains strong, regulators’ and lawmakers’ increasing focus on capital levels of financial institutions may affect required capital levels and/or the percentage of income which an institution may use for dividends or share repurchases in the future; therefore, Bank Mutual cannot provide assurance as to the continuing level (if any) of dividend payments and/or share repurchases.

Book value per share of Bank Mutual’s common stock was $8.59 at June 30, 2009, compared to $8.38 at December 31, 2008.  This increase was primarily due to Bank Mutual’s quarterly earnings and a decline in accumulated other comprehensive loss.  The impact of these developments on book value per share was partially offset by stock repurchases and the dividends Bank Mutual paid to shareholders during the period.

During the six months ended June 30, 2009, Bank Mutual’s non-performing loans increased by $3.2 million or 9.6%.  Its ratio of non-performing loans to total loans was 2.23% at June 30, 2009, compared to 1.81% at December 31, 2008.  Included in non-performing loans as of both dates was a $9.1 million loan on a completed condominium project, as discussed elsewhere in this release.   The increase in non-performing loans during the period was due in part to a $2.1 million commercial real estate loan secured by a multi-tenant office/showroom located in the Twin Cities area of Minnesota and $3.2 million in smaller commercial real estate loans that became 90 or more days delinquent during the period.   Also contributing to the increase were smaller increases in delinquent one- to four-family loans and consumer loans due to deteriorating economic conditions.   These developments were offset by Bank Mutual’s acceptance during the period of deeds in lieu of foreclosure on two larger loans and the transfer of the related collateral to foreclosed real estate.   Total foreclosed real estate, which is a component of other assets, was $9.9 million at June 30, 2009, compared to $4.8 million at December 31, 2008.

Bank Mutual’s allowance for loan losses increased to $13.4 million or 0.82% of total loans at June 30, 2009, compared to $12.2 million or 0.67% at December 31, 2008.  As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 36.9% at June 30, 2009, compared to the same percentage at December 31, 2008.  The dollar increase in the allowance was primarily caused by the additional loss allowances established on the condominium development project and certain other smaller loans, as previously mentioned.  Also contributing was an addition to the allowance that reflected management’s general concerns related to continued deterioration in economic conditions and declines in real estate values, as previously mentioned.  These developments were offset in part by charge-offs related to Bank Mutual’s acceptance of deeds in lieu of foreclosure on certain loans, as previously described.  Also contributing was an increase in loan charge-off activity related to Bank Mutual’s portfolio of residential and consumer loans due to deterioration in general economic conditions over the past year.  Management believes the allowance for loan losses is adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of June 30, 2009.  However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ substantially from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market under the symbol “BKMU”.  Its subsidiary bank, Bank Mutual, operates 78 banking locations in the state of Wisconsin and one in Minnesota.

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Outlook

The preceding paragraphs, as well as the following paragraphs, contain forward looking statements; please refer to “Cautionary Statements” below.  Bank Mutual Corporation’s management has identified a number of factors which may affect the company’s financial condition and results of operations in the near term.  In addition to those discussed above, these factors are as follows:

•
The recent decline in real estate markets and general economic conditions may continue. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.

•	Loan originations could continue to fluctuate from period to period, along with related interest and fee income.
•
Although real estate values in Wisconsin have not been impacted as negatively as certain other regions of the United States, recent declines in the value of real estate could negatively affect mortgage and home equity loan originations, refinancings, and prepayments.

•
A continued decline in real estate values could also affect the value of the collateral securing Bank Mutual’s mortgage loans.  A decrease in value could, in turn, lead to increased losses on loans in the event of foreclosures, which would affect the provisions for loan losses and profitability.

•
A continued slowdown in the economy may affect borrowers’ ability to repay their loan obligations, which could lead to increased non-performing loans, loan charge-offs, and loan loss provisions and/or reduced income.

•
If customer demand for real estate and other loans continues to decline, Bank Mutual’s profits may decrease because alternative investments, primarily investments and mortgage-related securities, generally yield less than Bank Mutual’s own originations of real estate loans.

•	The current difficulties in real estate markets may also affect the liquidity and/or value of mortgage-related investments such as MBSs and CMOs.

•
The well-publicized liquidity crisis in the world credit markets may continue.  If this occurs, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.

•	The fair value of its available-for-sale securities may continue to fluctuate with corresponding impacts on other comprehensive income and/or net income.
•
In the event Bank Mutual wishes to sell financial assets, its ability to sell such assets and the prices it could receive for such assets, could adversely affect its liquidity, financial position, and earnings.

•	The rates Bank Mutual receives on short-term or variable-rate investments and the rates it pays on short-term or variable-rate borrowings may fluctuate dramatically.

•	Acceptable investment opportunities may be limited given Bank Mutual’s desire to actively manage its exposure to credit and/or counter-party risks.
•	Bank Mutual’s access to borrowing sources to fund loan originations, investment purchases, and operations may be adversely impacted.

•
The current credit market and economic crisis has led to the adoption of significant legislation and regulatory actions in recent months, which are expected to affect financial institutions and holding companies such as Bank Mutual in a far reaching manner, including in ways which cannot yet be fully determined.  Additional legislation may be forthcoming.  Changes resulting from this legislation, regulatory actions, and/or other reactions to the crisis could have an adverse impact on the financial condition and/or results of operations of Bank Mutual.

•
Banking regulators and lawmakers have become increasingly concerned with the levels of capital adequacy of financial institutions.  Even though Bank Mutual exceeds all current regulatory standards and believes that it is well capitalized, the regulators’ interpretation and enforcement of existing and new requirements may in the future affect the level of capital required to be maintained by Bank Mutual and/or the percentage of income that may be used for dividends or share repurchases.  Bank Mutual’s ability to pay dividends at existing levels and/or repurchase additional shares may be affected by these actions.

•
The FDIC recently substantially increased regular premiums to financial institutions for deposit insurance, and has also recently imposed a substantial special assessment on financial institutions which is stated to be non-recurring.  There may be further increases in the FDIC premium rates and there may be additional special assessments in the future, either as a result of changes in law or to respond to losses in the FDIC's insurance fund.  Any such increases or special assessments would affect Bank Mutual’s results of operations in future periods.

•
The current economic turmoil has increased the potential for federal or state governments to legislate foreclosure forbearance, forced loan modifications, or “cram downs” of losses to lenders in bankruptcy proceedings.  Such efforts could lead to increased loan charge-offs or loan loss provisions and/or reduced income.  These efforts could also have an adverse impact on the value of certain mortgage-related securities not guaranteed by the FHLMC, FNMA, and GNMA, such as the private-label CMOs owned by Bank Mutual.

•
Bank Mutual will continue to further emphasize commercial real estate and commercial business loans, both of which can present a higher risk than residential mortgages.  However, market conditions and other factors may continue to negatively affect Bank Mutual’s ability to increase its loan portfolio with these types of loans, and a weak economy could increase the risk that borrowers will not be able to repay these loans.

•
Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which was not subject to Wisconsin tax prior to 2009.  The Wisconsin Department of Revenue previously instituted an audit program specifically aimed at Bank Mutual’s out-of-state investment subsidiaries.  This audit program has not been concluded, is not being actively pursued, and the Department has not asserted a claim against Bank Mutual or its subsidiaries.  Depending upon the terms and circumstances, an adverse resolution of these matters could result in additional Wisconsin tax obligations for prior periods, which could have a substantial negative impact on Bank Mutual’s earnings in the period of the resolution.  Although Bank Mutual believes it has reported income and paid Wisconsin taxes in prior periods in accordance with applicable legal requirements and the Department’s long-standing interpretations of them, Bank Mutual’s position may not prevail in court or other actions may occur which give rise to liabilities.  Bank Mutual may also incur further costs in the future to address and defend these issues.

*  *  *
Cautionary Statements

The discussions in this earnings release contain various forward-looking statements concerning Bank Mutual’s prospects that are based on the current expectations and beliefs of management.   Forward-looking statements may contain words such as "anticipate," "believe," "estimate," "expect," "objective," "projection" and similar expressions or use of verbs in the future tense, are intended to identify forward-looking statements, and any discussions of periods after the date for which this report is filed, are also forward-looking statements.  The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond Bank Mutual’s control, that could cause its actual results and performance to differ materially from what is expected.  In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including the significant instability of credit, lending, and financial markets; declines in the real estate market, which could affect both collateral values and loan activity; negative developments affecting particular borrowers, which could adversely impact loan repayments and collection; negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value and/or cash flows from such securities; legislative and regulatory initiatives, including action taken, or that may be taken, in response to the current financial market crisis and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; increased competition and/or disintermediation within the financial services industry; the effects of further regulation and consolidation within the financial services industry; changes in tax rates, deductions, and/or policies; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; demand for other financial services; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; the factors discussed in “Outlook,” above; and other factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly in Item 1A, “Risk Factors,” of Bank Mutual Corporation’s 2008 Annual Report on Form 10-K and its March 31, 2009, Quarterly Report on Form 10-Q.

*   *   *

Unaudited Consolidated Statements of Financial Condition

	June 30	December 31
	2009	2008
ASSETS	(Dollars in thousands, except per share data)
Cash and due from banks	$23,092	$41,017
Interest-earning deposits	126,489	71,876
Cash and cash equivalents	149,581	112,893
Securities available-for-sale, at fair value:
Investment securities	379,028	419,138
Mortgage-related securities	987,016	850,867
Loans held for sale	32,080	19,030
Loans receivable, net	1,625,250	1,829,053
Goodwill	52,570	52,570
Other intangible assets	1,607	1,809
Mortgage servicing rights, net	6,361	3,703
Other assets	213,919	200,626

Total assets	$3,447,412	$3,489,689

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposit liabilities	$2,070,708	$2,128,277
Borrowings	907,480	907,971
Advance payments by borrowers for taxes and insurance	21,345	1,929
Other liabilities	45,129	48,977
Total liabilities	3,044,662	3,087,154
Shareholders' equity:
Preferred stock - $.01 par value:
Authorized - 20,000,000 shares in 2009 and 2008 Issued and outstanding - none in 2009 and 2008	-	-
Common stock - $.01 per value:
Authorized - 200,000,000 shares in 2009 and 2008 Issued - 78,783,849 shares in 2009 and 2008 Outstanding - 46,567,471 in 2009 and 47,686,759 in 2008	788	788
Additional paid-in capital	499,586	498,501
Retained earnings	276,352	273,826
Unearned ESOP shares	(797)	(1,247)
Accumulated other comprehensive loss	(10,777)	(16,404)
Treasury stock - 32,216,378 in 2009 and 31,097,090 in 2008	(365,326)	(355,853)
Total shareholders' equity	399,826	399,611
Non-controlling interest in real estate partnership	2,924	2,924
Total shareholders' equity including non-controlling interest	402,750	402,535

Total liabilities and shareholders' equity	$3,447,412	$3,489,689

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Income

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
	(Dollars in thousands, except per share data)
Interest income:
Loans	$24,541	$28,356	$50,771	$58,467
Investments	4,551	3,621	9,758	5,651
Mortgage-related securities	10,052	11,393	20,550	24,043
Interest-earning deposits	22	706	73	1,182
Total interest income	39,166	44,076	81,152	89,343
Interest expense:
Deposits	11,520	16,149	24,634	34,548
Borrowings	9,778	9,827	19,456	19,665
Advance payment by borrowers for taxes and insurance	3	4	4	6
Total interest expense	21,301	25,980	44,094	54,219
Net interest income	17,865	18,096	37,058	35,124
Provision for loan losses	472	67	3,633	223
Net interest income after provision for loan losses	17,393	18,029	33,425	34,901
Non-interest income:
Service charges on deposits	1,610	1,657	3,056	3,175
Brokerage and insurance commissions	856	852	1,518	1,507
Loan-related fees and servicing revenue, net	16	333	(316)	269
Gain (loss) on investments, net	610	(1,119)	2,672	351
Gain on loan sales activities, net	2,930	540	6,762	1,350
Other non-interest income	1,530	1,794	3,145	3,697
Total non-interest income	7,552	4,057	16,837	10,349
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	10,398	9,559	20,364	18,877
Occupancy and equipment	2,898	2,917	6,082	5,854
Amortization of other intangible assets	101	166	202	331
Other non-interest expense	5,179	3,084	8,387	6,265
Total non-interest expense	18,576	15,726	35,035	31,327
Income before income tax expense	6,369	6,360	15,227	13,923
Income tax expense	2,553	2,081	4,222	4,582
Net income before non-controlling interest	3,816	4,279	11,005	9,341
Net loss attributable to non-controlling interest	1	-	-	-
Net income	$3,817	$4,279	$11,005	$9,341

Per share data:
Earnings per share-basic	$0.08	$0.09	$0.24	$0.20
Earnings per share-diluted	$0.08	$0.09	$0.23	$0.19
Cash dividends paid	$0.09	$0.09	$0.18	$0.18

Supplemental Financial Information (Unaudited)
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended June 30		Six Months Ended June 30
Loan Originations and Sales	2009	2008	2009	2008
Mortgage loans
One- to four-family	$240,329	$59,375	$457,514	$126,020
Multi-family	832	28,977	6,318	36,512
Commercial real estate	6,778	45,553	20,340	66,258
Total mortgage loans	247,939	133,905	484,172	228,790
Consumer loans	19,120	33,236	38,389	54,240
Commercial business loans	10,233	10,863	18,998	21,689
Total loans originated	277,292	178,004	541,559	304,719
Mortgage loans purchased	1,088	6,185	2,658	11,323
Total loans originated and purchased	$278,380	$184,189	$544,217	$316,042

Mortgage loan sales	$232,413	$40,763	$415,084	$98,437

	June 30	December 31
Loan Portfolio Analysis	2009	2008
Mortgage loans:
One- to four-family	$736,563	$881,288
Multi-family	184,381	190,497
Commercial real estate	269,387	275,802
Construction and development	141,370	159,169
Total mortgage loans	1,331,701	1,506,756
Consumer loans	293,403	338,073
Commercial business loans	51,372	49,623
Total loans receivable	1,676,476	1,894,452
Deductions to gross loans	51,226	65,399
Total loans receivable, net	$1,625,250	$1,829,053

Supplemental Financial Information (Unaudited)(continued)
(Dollars in thousands, except per share amounts and ratios)

	June 30	December 31
Asset Quality	2009	2008
Non-accrual mortgage loans:
One- to four-family	$9,706	$8,185
Multi-family	9,708	13,255
Commercial real estate	12,809	8,420
Construction and development	-	-
Total non-accrual mortgage loans	32,223	29,860
Non-accrual consumer loans:
Secured by real estate	1,468	759
Other consumer loans	532	400
Total non-accrual consumer loans	2,000	1,159
Non-accrual commercial business loans	1,281	1,494
Total non-accrual loans	35,504	32,513
Accruing loans delinquent 90 days or more	751	576
Total non-performing loans	36,255	33,089
Foreclosed properties and repossessed assets	9,885	4,768
Total non-performing assets	$46,140	$37,857

Non-performing loans to loans receivable, net	2.23%	1.81%
Non-performing assets to total assets	1.34%	1.08%
Allowance for loan losses to non-performing loans	36.94%	36.89%
Allowance for loan losses to total loans	0.82%	0.67%
Net charge-offs	$2,449	$1,013
Net charge-offs to avg loans (annualized)	0.27%	0.05%
Allowance for loan losses	$13,392	$12,208

	June 30	December 31
Deposit Liabilities Analysis	2009	2008
Non-interest-bearing checking	$89,012	$89,106
Interest-bearing checking	184,024	180,269
Savings accounts	204,665	185,003
Money market accounts	323,853	340,631
Certificates of deposit	1,269,154	1,333,268
Total deposit liabilities	$2,070,708	$2,128,277

Supplemental Financial Information (Unaudited)(continued)
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended June 30		Six Months Ended June 30
Selected Operating Ratios	2009	2008	2009	2008
Net interest margin (1)	2.19%	2.19%	2.27%	2.12%
Net interest rate spread	1.92%	1.83%	1.99%	1.74%
Return on average assets	0.44%	0.48%	0.63%	0.53%
Return on average shareholders' equity	3.78%	4.13%	5.46%	4.43%
Efficiency ratio (2)	74.88%	67.57%	68.40%	69.43%
Non-interest expense as a percent of average assets	2.13%	1.77%	2.00%	1.77%
Shareholders' equity to total assets at end of period	11.60%	11.60%	11.60%	11.60%
Tangible common equity to adjusted total assets at end of period (3)	10.03%	10.12%	10.03%	10.12%
(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.
(3)
This is a non-GAAP disclosure.  The ratio is computed as shareholders' equity less intangible assets (net of deferred taxes) divided by total assets less intangible assets (net).  Intangible assets consist of goodwill, other intangible assets, and mortgage servicing rights.  Deferred taxes have been established only on other intangible assets and are immaterial in amount.

	Three Months Ended June 30		Six Months Ended June 30
Other Information	2009	2008	2009	2008
Average earning assets	$3,259,005	$3,308,871	$3,263,825	$3,307,470
Average assets	3,490,551	3,553,500	3,496,864	3,534,971
Average interest bearing liabilities	2,945,880	2,966,748	2,955,902	2,959,973
Average shareholders' equity	403,404	414,580	402,857	422,036
Average tangible shareholders' equity (4)	344,658	355,895	344,659	363,339
Weighted average number of shares outstanding:
As used in basic earnings per share	46,327,014	47,273,377	46,683,866	47,626,413
As used in diluted earnings per share	46,992,026	48,150,365	47,347,249	48,589,267
(4)	Average tangible shareholders' equity is average total shareholders' equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes.

	June 30	December 31
	2009	2008
Number of shares outstanding (net of treasury shares)	46,567,471	47,686,759
Book value per share	$8.59	$8.38

	At June 30	At December 31
Weighted Average Net Interest Rate Spread	2009	2008
Yield on loans	5.83%	5.89%
Yield on investments	3.74%	4.64%
Combined yield on loans and investments	4.83%	5.35%
Cost of deposits	2.10%	2.61%
Cost of borrowings	4.26%	4.27%
Total cost of funds	2.75%	3.10%
Interest rate spread	2.08%	2.25%